Exhibit 99.1

The Knot Reports Fourth Quarter and Full Year 2009 Financial Results

-- Fourth quarter national online advertising revenue grows 6% over fourth quarter 2008 --

-- Conference Call Today at 4:30 p.m. ET; Dial-In (866) 430-3457 (ID# 56807112) --

NEW YORK--(BUSINESS WIRE)--February 18, 2010--The Knot, Inc. (NASDAQ: KNOT)(www.theknot.com), the premier media company devoted to weddings, babies, and everything in between, today reported financial results for the fourth quarter and year ended December 31, 2009.

Fourth Quarter 2009 Results

For the fourth quarter ended December 31, 2009, The Knot reported net revenue of $25.1 million, an increase of 3% from net revenue of $24.4 million for the fourth quarter of 2008. Revenue from national online advertising increased 6% while local online advertising revenue increased 2% over the prior year’s fourth quarter. Merchandise revenue from the sale of wedding supplies grew 28%, primarily due to revenue contributed by the ecommerce company acquired in the second quarter of 2009. Publishing and other revenue declined 14%. Registry services revenue increased 1% as compared to the prior year’s fourth quarter.

Operating income, excluding impairment charges, for the quarter ended December 31, 2009, was $1.7 million, an increase of $1.0 million over operating income, excluding impairment charges, of $719,000 for the quarter ended December 31, 2008. The increase over the prior year’s fourth quarter was primarily due to revenue growth and the recovery of certain bad debts during the fourth quarter of 2009 which reduced operating expenses.

The Company recorded $10.7 million in impairment charges in the fourth quarter of 2009 related to its 2006 acquisition of WeddingChannel.com. The impairment charges reduce the carrying value of intangible assets associated with the WeddingChannel.com trade name, technology, and Macy’s relationship. The impairments were driven by a decrease in long-range revenue projections due in part to the Company’s new three-year registry relationship with Macy’s whereby the Company will no longer host and receive commissions on all of Macy’s registry transactions. The new relationship with Macy’s began in February 2010 and replaced the previous agreement that had been scheduled to expire in 2011. The new agreement is similar to contracts WeddingChannel.com already has with its other retail partners whereby the Company only receives a commission for registry purchases originating from its websites.

Operating loss, including impairment charges, for the quarter ended December 31, 2009, was $9.0 million, compared to an operating loss, including impairment charges, of $3.3 million for the quarter ended December 31, 2008. The increase in loss is primarily due to the impairment charges previously discussed. Operating loss in the fourth quarter of 2008 was impacted by $4.0 million in impairment charges to reduce the carrying value of long-lived assets.

Net loss for the fourth quarter of 2009 was $6.0 million or $0.19 per basic and diluted share, compared to a net loss of $981,000 or $0.03 per basic and diluted share in the fourth quarter of 2008. In addition to the increased impairment charges, net loss in the fourth quarter of 2009 was further impacted by reduced interest income due to the low interest rate environment.

Full Year 2009 Results

For the year ended December 31, 2009, the Company’s net revenue rose to $106.4 million, an increase of 2% from $103.9 million in 2008. The results were led by 20% growth in merchandise revenue, primarily due to revenue contributed by the ecommerce acquisition completed in the second quarter of 2009. Excluding the ecommerce acquisition, net revenue declined 2% from 2008. Local online advertising grew 4% while national online advertising declined 1%. Registry services revenue and publishing and other revenue declined 4% and 14%, respectively.

Operating income excluding impairment charges for the year ended December 31, 2009, was $4.1 million, a decline from operating income, excluding impairment charges, of $6.1 million for the year ended December 31, 2008. The year-over-year decline in operating income was primarily due to increased operating expenses related to the full-year effect of investments in information technology infrastructure and marketing and national sales support staff that occurred in mid-2008, stock-based compensation, expenses related to acquisitions, increased bad debt expense and accelerated amortization of the Macy’s relationship intangible assets.

Operating loss, including impairment charges, for the year ended December 31, 2009, was $6.6 million, compared to operating income, including impairment charges, of $2.0 million for the year ended December 31, 2008. The decline is due to the increase in impairment charges and operating expenses previously discussed.

Net loss for 2009 was $4.9 million or $0.15 per basic and diluted share, as compared to net income of $4.1 million or $0.13 per basic and diluted share in 2008. In addition to the increase in impairment charges, lower interest income significantly contributed to the decline in net income. Interest earned on the Company’s cash and investments declined by $2.9 million compared to 2008 due to lower interest rates.

The Company’s balance sheet reflects cash and cash equivalents of $95.0 million and short-term investments of $36.5 million consisting entirely of auction-rate securities. The auction-rate securities balance declined to $36.5 million at December 31, 2009, from $52.0 million at December 31, 2008, due to $15.6 million of issuer redemptions at par value throughout 2009. The Company retains and plans to exercise its right to put its auction-rate securities at par to UBS beginning June 30, 2010. The Company has no debt.

“Despite a tough economy that prompted several major bridal magazine closures, 2009 was a tremendously productive year for the Company,” said David Liu, chief executive officer of The Knot. “With our investments in internal infrastructure largely complete, we will be turning our focus in 2010 to the new products, platforms and markets that we believe represent the greatest growth opportunities for the business, particularly in local advertising, registry, and international territories.”

Recent Highlights

  The Knot Wedding Network enrolled 1.9 million new members in 2009, on par with 2008 levels, as couples continued planning weddings in 2009. According to the Company’s 2009 Real Weddings Study of 21,000 brides, the average cost of a wedding in 2009 decreased only slightly to $28,385 from $29,334 in 2008 despite the recession.
  The Company published 275 niche wedding-planning websites in 2009. The sites target local wedding destinations with locale-specific Real Wedding content, local bloggers, message boards, and listings for local wedding vendors. The sites have contributed as much as 34% more visits per month to local media on TheKnot.com. To view the full list of sites, visit www.weddings.com.
  Variable pricing is now fully implemented in all local markets in the US and Canada enabling local advertisers in over 35 categories to purchase online advertising optimally priced to produce an attractive ROI.
  In January 2010, the local self-service platform launched, allowing local advertisers to sign up for and create online profiles for their businesses through this easy-to-use online portal. To view the platform or purchase an ad, visit www.signup.partners.theknot.com.
  In 2010, the Company has doubled the frequency of The Knot weddings magazine, its national publication, to four times per year. The additional issues feature innovative new content and make available high demand premium ad inventory. In December 2009, the Company released its latest book published by Clarkson Potter, The Knot Bridesmaid Handbook.

Fourth Quarter and Year-to-Date 2009 Financial Highlights

Commenting on the results, John Mueller, chief financial officer of The Knot, said, “Our ecommerce acquisition and national online advertising drove revenue growth in the fourth quarter while expenses leveled out in 2009 as expected. We continue to look for opportunities to acquire businesses that leverage core assets, including our widely recognized lifestage brands, loyal consumer audience, nimble local sales infrastructure, and proprietary registry-related patents and technology.”

  National online revenue was $5.8 million and $21.0 million for the quarter and year ended December 31, 2009, respectively, as compared to $5.5 million and $21.2 million for the corresponding periods in 2008.
  Local online revenue was $8.8 million and $34.7 million for the quarter and year ended December 31, 2009, respectively, as compared to $8.6 million and $33.2 million for the corresponding periods in 2008.
  Gross profit margin approximated 79.7% for the year ended December 31, 2009, compared to 81.2% in 2008.
  Operating expenses, including depreciation, amortization, stock-based compensation, and impairment charges, were $29.7 million and $91.4 million for the quarter and year ended December 31, 2009, respectively, as compared to $23.5 million and $82.3 million for the corresponding periods in 2008.
  The Company’s effective income tax rate for 2009 was 19.1% compared to a rate of 26.2% in 2008. The decline is due to the increase in impairment charges in 2009.
  Stock-based compensation expenses were $1.0 million and $4.2 million for the quarter and year ended December 31, 2009, respectively, as compared to $650,000 and $3.1 million for the corresponding periods in 2008.
  Net cash provided by operating activities was $12.3 million for the year ended December 31, 2009, while capital expenditures amounted to $2.4 million for the same period.

Conference Call and Replay Information

The Knot will host a conference call with investors at 4:30 p.m. ET on Thursday, February 18, 2010, to discuss its fourth quarter and full year 2009 financial results. Participants should dial in (866) 430-3457 Reference #56807112 at least 10 minutes before the call is scheduled to begin. Participants can also access the live broadcast over the Internet on the Investor Relations section of the Company’s website, accessible at www.theknot.com/investor-relations. To access the webcast, participants should visit The Knot website at least 15 minutes prior to the conference call in order to download or install any necessary audio software.

A replay of the webcast will also be archived on the Company’s website approximately two hours after the conference call ends. A replay of the call will be available at (800) 642-1687, conference ID #56807112.

About The Knot, Inc.

The Knot, Inc. (NASDAQ: KNOT; www.theknot.com), is the premier media company devoted to weddings, pregnancy, and everything in between, providing young women with the trusted information, products, and advice they need to guide them through the most transformative events of their lives. Our family of premium brands began with the industry’s #1 wedding brand, The Knot, and has grown to include WeddingChannel.com, The Nest, and The Bump. Our groundbreaking community platforms and incomparable content have ignited passionate communities across the country. The Knot, Inc., is recognized by the industry for being innovative in all media -- from the web to social media and mobile, to magazines and books, television and video. For our advertisers and partners, The Knot, Inc., offers the consummate opportunity to connect with our devoted communities as they make the most important decisions of their lives. Founded in 1996, The Knot, Inc., is made up of four major revenue categories: online sponsorship and advertising, registry services, merchandise, and publishing. The company is publicly listed on NASDAQ (KNOT) and is headquartered in New York City.

This release may contain projections or other forward-looking statements regarding future events or our future financial performance. These statements are only predictions and reflect our current beliefs and expectations. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we will not necessarily inform you if they do. Our policy is to provide expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) our online wedding-related and other websites may fail to generate sufficient revenue to survive over the long term, (ii) our history of losses, (iii) the significant fluctuation to which our quarterly revenue and operating results are subject, (iv) the seasonality of the wedding industry, (v) our dependence on a limited number of customers, and in particular, Macy’s, for a significant portion of our revenue, (vi) the dependence of our registry services business on the continued use of the WeddingChannel.com website by our retail partners, (vii) the potential for losses on our investments in auction rate securities or our inability to liquidate these investments at desired times and in desired amounts, and (viii) other factors detailed in documents we file from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

The Knot, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2009	2008
	(Unaudited)

Current assets:
Cash and cash equivalents	$94,993	$61,488
Short-term investments	36,498	12,987
Accounts receivable, net	8,704	9,381
Accounts receivable from affiliate	444	351
Inventories	2,708	2,087
Deferred production and marketing costs	685	519
Deferred tax assets, current portion	2,441	2,310
Other current assets	2,948	2,270
Total current assets	149,421	91,393

Long-term investments	--	48,974
Property and equipment, net	6,148	8,331
Intangible assets, net	10,341	23,686
Goodwill	37,757	34,607
Deferred tax assets	20,588	22,160
Other assets	620	201
Total assets	$224,875	$229,352

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$8,861	$8,648
Deferred revenue	10,190	11,760
Total current liabilities	19,051	20,408
Deferred tax liabilities	3,504	10,236
Other liabilities	214	360
Total liabilities	22,769	31,004

Stockholders’ equity:
Common stock	337	323
Additional paid-in-capital	209,440	200,822
Accumulated deficit	(7,671)	(2,797)
Total stockholders’ equity	202,106	198,348
Total liabilities and stockholders’ equity	$224,875	$229,352

The Knot, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)
Net revenue:
Online sponsorship and advertising	$14,568	$14,057	$55,731	$54,379
Registry services	1,875	1,866	10,018	10,386
Merchandise	3,937	3,068	24,674	20,547
Publishing and other	4,675	5,451	15,993	18,585
Total net revenue	25,055	24,442	106,416	103,897

Cost of revenue	4,305	4,196	21,618	19,523

Gross profit	20,750	20,246	84,798	84,374

Operating expenses:
Product and content development	5,272	5,465	20,516	20,751
Sales and marketing	7,485	7,104	31,260	30,126
General and administrative	4,087	4,581	19,095	18,608
Long-lived asset impairment charges	10,702	4,012	10,702	4,012
Depreciation and amortization	2,178	2,377	9,847	8,837
Total operating expenses	29,724	23,539	91,420	82,334

(Loss) income from operations	(8,974)	(3,293)	(6,622)	2,040

Loss in equity interest	(61)	-	(81)	-
Interest and other income, net	63	649	676	3,558

(Loss) income before income taxes	(8,972)	(2,644)	(6,027)	5,598
	(2,924)	(1,663)	(1,153)	1,469
(Benefit) provision for income taxes

Net (loss) income	($6,048)	($981)	($4,874)	$4,129

Basic (loss) earnings per share	($0.19)	($0.03)	($0.15)	$0.13
Diluted (loss) earnings per share	($0.19)	($0.03)	($0.15)	$0.13

Weighted average number of common shares outstanding:
Basic	32,227,365	31,621,921	32,092,219	31,473,761
Diluted	32,227,365	31,621,921	32,092,219	32,584,786

CONTACT:
The Knot, Inc.
Laura Cave, 212-219-8555 x1012
Corporate Communications Manager
IR@theknot.com